UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  July 25, 2011

(Date of earliest event reported: July 22, 2011)

SURGE GLOBAL ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24269	34-1454529
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75-153 Merle Drive Suite B

Palm Desert, CA 92211

(Address of principal executive offices, zip code)

(760) 610-6758

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[  ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

            On July 22, 2011, the Company extended the amended employment agreement of its Chief Executive Officer and Chief Financial Officer, E. Jamie Schloss, from June 30, 2011 to September 30, 2011, under the terms set forth below:

The Board of Directors of Surge Global Energy, Inc. has extended the employment term of Mr. E. Jamie Schloss, its CEO and CFO, as follows:

  Mr. Schloss’s employment agreement is extended retroactively from July 1, 2011 through September 30, 2011, subject to termination upon thirty days written notice by Surge.
  For the extended term, your gross salary will be reduced to $9,000 per month, payable $4,500 on the first and fifteenth of each month, if funds are available, or accrued at Surge’s election upon written notice to you prior to the commencement of each calendar month, payable to you or your loan out company.
  If Surge receives additional financing, sells assets, collects receivables or has available cash on hand (i.e. a “Liquidity Event”) from any source, Surge will repay all accrued salary, out-of-pocket expenses and advances owed to you in cash, check or wire transfer, at your election, upon receipt of those funds.
  Effective July 1, 2011, $78,000 in personal funds advanced by you to Surge previously to cover short term operating expenses will be converted to a note paying 8% interest per annum.
  For the extended term, your car allowance of $750.00 per month is terminated.
  This extended agreement does not affect your rights regarding Andora shares converted under prior employment agreements for the period September 1, 2010 through June 30, 2011.
  All other terms and conditions not amended in this extended agreement shall be the same as your Amended Employment Agreement executed on April 22, 2010.
  The Compensation Committee agrees to meet with you prior to September 30, 2011 to review and negotiate a new employment agreement.
  If your employment agreement is not extended beyond September 30, 2011, all unpaid vacation and sick pay will be paid to you pursuant to California law.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit.

             10.96 July 22, 2011 Amendment to E. Jamie Schloss Employment Agreement (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURGE GLOBAL ENERGY, INC., a Delaware corporation

Date: July 25, 2011	By:	/s/ E. Jamie Schloss
E. Jamie Schloss
Chief Executive Officer

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